UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2019

CLEAN HARBORS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	CLH	New York Stock Exchange

Item 8.01  Other Events
 On July 2, 2019, Clean Harbors, Inc. (“Clean Harbors”) issued a press release announcing, that, pursuant to its previously announced tender offer and consent solicitation (collectively, the “Tender Offer”) to purchase any and all of its outstanding $845.0 million aggregate principal amount of 5.125% senior unsecured notes due 2021 (the “2021 Notes”), Clean Harbors has received tenders and consents from the holders of an aggregate principal amount of $701.0 million, or 83% of the total outstanding, on or prior to the expiration of the early tender deadline at 5:00 p.m., New York City time, on July 1, 2019 (the “Early Tender Date”). The terms of the Tender Offer are detailed in Clean Harbors’ Offer to Purchase and Consent Solicitation dated June 18, 2019 (the “Offer to Purchase”). The consents received exceeded the amount needed to approve the proposed amendments described in the Offer to Purchase to the indenture under which the 2021 Notes were issued (the “Indenture”).
 Under the terms of the Tender Offer, holders of 2021 Notes which validly tendered (and did not validly withdraw) their 2021 Notes on or prior to the Early Tender Date will receive $1,002.99 per $1,000.00 in principal amount of the 2021 Notes validly tendered (the “Total Consideration”), plus accrued but unpaid interest up to, but not including, the payment date. The Total Consideration includes an early tender payment of $50.00 per $1,000.00 in principal amount of the 2021 Notes validly tendered (the “Early Tender Payment”). Clean Harbors intends to make payment on July 2, 2019 for the 2021 Notes which were validly tendered (and not validly withdrawn) on or prior to the Early Tender Date.
 Holders which tender after the Early Tender Date but prior to the expiration of the Tender Offer at midnight, New York City time, on July 16, 2019 (the “Expiration Date”), unless the Tender Offer is extended or earlier terminated, will receive $952.99 per $1,000.00 in principal amount of the 2021 Notes validly tendered, plus accrued but unpaid interest up to, but not including, the payment date. Such payment will represent the Total Consideration less the Early Tender Payment. Clean Harbors intends to redeem on July 17, 2019, any 2021 Notes that remain outstanding after the consummation of the Tender Offer at a redemption price of $1,000.00 per $1,000.00 principal amount of 2021 Notes, plus accrued but unpaid interest up to, but not including, the payment date, in accordance with the terms of the Indenture, as amended pursuant to the amendments which were approved through the consents received on or prior to the Early Tender Date.
 Based on the consents received by the Early Tender Date, Clean Harbors and the trustee under the Indenture are expected to enter into a supplemental indenture that will, once operative, eliminate substantially all of the restrictive covenants and certain events of default and reduce the required notice period contained in the optional redemption provisions of the Indenture. The supplemental indenture is expected to become operative upon payment for the 2021 Notes tendered by the Early Tender Date as described above.
 For additional information concerning the foregoing, a copy of the press release dated July 2, 2019 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
 Neither this Current Report on Form 8-K nor the press release attached as an exhibit hereto is an offer to purchase or the solicitation of consents with respect to the 2021 Notes. The Tender Offer is only being made pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent.

Item 9.01.  Financial Statements and Exhibits.
(d) Exhibits.  The following exhibit is being filed herewith (furnished solely for purposes of Item 8.01 of this report on Form 8-K):

Exhibit No.	Description
99.1	Press Release of the Company, dated July 2, 2019

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

July 2, 2019	/s/ Michael L. Battles
Executive Vice President and Chief Financial Officer

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